UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013 (November 1, 2013)

Trimble Navigation Limited

(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California, 94085

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2013, Trimble Navigation Limited (the “Company”) appointed Francois Delepine as the Company’s Chief Financial Officer, effective January 6, 2014 (the “Effective Date”).

Mr. Delepine, 51, brings over 25 years of experience in a broad range of financial roles. He currently serves as chief financial officer, global business units at VMware, a role he has held since June 2013. From August 2010 until this role, he served as VMware’s vice president of finance. He was vice president of finance at Palm from April 2009 until July 2010. Prior to that, he had been a vice president of financial planning and analysis at Google for two years. He held senior operating and financial roles at a variety of other technology companies including Hyperion and Apple. Delepine holds a B.S. in Industrial Engineering from the Institut Catholique d’Arts et Metiers in Lille, France and an MBA from the Anderson School of Business at UCLA.

In connection with his appointment, Mr. Delepine will receive an annual base salary of approximately $425,000 and will be eligible to participate in Trimble’s Management Incentive Plan with an annual target bonus at 80% of base salary. The Company will also recommend to its Board of Directors that Mr. Delepine be granted restricted stock units with an aggregate dollar value of $3,000,000 as of commencement of employment on January 6, 2014. The number of restricted stock units awarded will be determined by dividing 3,000,000 by the unweighted average of Trimble closing share prices for the preceding thirty day period. In addition, the Company will also recommend that Mr. Delepine be granted an additional 50,000 restricted stock units on June 2, 2014, subject to his continued employment at such date. In both cases, the restricted stock units will vest over a three year period, with 33% vesting on the first anniversary of the grant date, 33% vesting on the second anniversary of the grant date and 34% vesting on the third anniversary of the grant date. Mr. Delepine will be eligible for the Trimble Executive Non-qualified Deferred Compensation Plan. Mr. Delepine will also be eligible to participate in the Company’s medical, dental, life, short and long-term disability insurance, 401k plan and employee stock purchase plan. In the event of a change of control of the Company, Mr. Delepine will receive payment of one year’s base salary and bonus (based on the greater of a three year bonus average or the target bonus) upon constructive termination of employment in connection with a change of control. The Company has also agreed to accelerate the vesting of all stock option awards and restricted stock units upon a change of control. In addition, either party may terminate the employment relationship at any time, with or without cause. If during Mr. Delepine’s first three years of employment, he is terminated by the Company for any reason other than cause or he terminates his employment for good reason, the Company will provide (i) one year’s base salary and target bonus upon termination of employment, and (ii) acceleration of the restricted stock unit awards described above equal to one year’s vesting of such awards plus a pro-rata portion of annual vesting based on any partial year that Mr. Delepine was employed after the last vesting cliff date.

On November 4, 2013, the Company issued a press release announcing the appointment of Mr. Delepine. The entire text of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release, dated November 4, 2013, issued by Trimble Navigation Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED
a California corporation

Dated: November 5, 2013	By:	/s/ James A. Kirkland
James A. Kirkland
Vice President and General Counsel

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated November 4, 2013, issued by Trimble Navigation Limited.